Exhibit 99.1

Press Release
For Immediate Release
Contacts:
Keith LaVanway
847-597-9353
klavanway@pregis.com
PREGIS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2010
FINANCIAL RESULTS
Deerfield, IL, March 23, 2011 — Pregis Corporation, a leading international manufacturer, marketer, and supplier of protective packaging products and specialty packaging solutions, today announced its 2010 fourth quarter and full year financial results.
For the fourth quarter of 2010, the Company generated net sales of $221.7 million, an increase of 4.3% versus net sales of $212.6 million in the fourth quarter of 2009. Excluding the impact of unfavorable foreign currency translation, resulting from the U.S. dollar strengthening against the euro and pound sterling on a year-over-year basis, and the sales associated with our acquisition of IntelliPack, the quarter’s net sales were higher by 7.1% compared to the prior year quarter. This sales increase was driven by increased volumes resulting from the Company’s growth initiatives and the impact of selling price increases implemented in 2010.
For the full year, 2010 net sales increased 9.0% to $873.2 million as compared to $801.2 in 2009. Excluding the impact of unfavorable foreign currency translation, and the acquisition of IntelliPack, 2010 net sales increased 9.8%, due to the impact of increased volumes resulting from the Company’s growth initiatives as well as the impact of economic recovery, along with the impact of selling price increases implemented in 2010.
Gross margin as a percent of net sales was 21.3% in the fourth quarter of 2010, compared to 22.2% in the fourth quarter of 2009. For the full year, gross margin as a percent of net sales decreased to 21.6% for 2010 compared to 23.9% for 2009. The year-over-year decline in gross margin as a percent of net sales was driven by increased key raw material costs, partially offset by year-over-year selling price increases. Full year average resin costs in North America and Europe, as measured by their respective indices, were 27% and 39% higher in 2010 as compared to 2009, respectively.
The Company generated an operating loss of $2.6 million in the fourth quarter of 2010 which compared with operating income of $2.5 million for the same quarter 2009. This decrease in operating income was primarily a result of increased key raw material costs, higher restructuring costs in our European operations as we continue to upgrade management and drive cost reduction initiatives, as well as increased depreciation expense, partially offset by year-over-year selling price increases and the impact of higher sales volumes. Adjusted EBITDA, or “Consolidated Cash Flow” as defined by our indentures, is a significant operating measure used by the Company to measure its operating performance and liquidity. Adjusted EBITDA was $18.9 million in the fourth quarter of 2010 compared to $17.9 million for the same period in 2009. The higher year-over-year Adjusted EBITDA was primarily a result of year-over-year selling price increases, the impact of higher sales volumes, and the acquisition of IntelliPack, partially offset by increased key raw material costs.
Operating income for the full year of 2010 was $2.8 million, compared to 2009 operating income of $14.9 million. This decrease in operating income was primarily due to increased key raw material costs, partially offset by the impact of higher sales volumes, the acquisition of IntelliPack, and the year-over-year impact of selling price increases. Adjusted EBITDA for full year 2010 was $76.7 million compared to $85.3 million for full year 2009. The lower year-over-year Adjusted EBITDA was primarily a result of the same drivers impacting operating income as described above.
Commenting on the Company’s results, Glenn Fischer, President and Chief Executive Officer, stated, “In the fourth quarter, we continued to drive our growth initiatives, particularly in inflatable and foam-in-place systems. However, its positive impact was more than offset by significant year-over-year increases in our key raw material costs, which were higher compared with the fourth quarter 2009 by over 24% in North America and 30% in Europe based on their respective indices. Higher key raw materials costs negatively impacted us by over $11 million in the fourth quarter and almost $42 million for full year 2010.”
Mr. Fischer continued, “Consistent with the trends throughout 2010, resin costs continued to increase in the fourth quarter in both North America and Europe and have continued to increase in the first quarter of 2011 as well. We implemented selling price increases in North America in late fourth quarter, and have implemented additional increases in the first quarter of 2011 in North America and Europe as well. Market support for these selling price increases remains mixed.”
Segment Performance
Comments on segment net sales and EBITDA performance for the fourth quarter of 2010 is as follows:
•	Net sales of the protective packaging segment increased by $10.7 million, or 8.0%. This increase was driven primarily by increased volumes resulting from the Company’s growth initiatives and the IntelliPack acquisition, partially offset by unfavorable foreign currency translation. Excluding the unfavorable foreign currency translation and the IntelliPack acquisition, net sales for the fourth quarter 2010 increased 8.2%.

•	EBITDA of the protective packaging segment increased $4.1 million compared to the same quarter of 2009. This increase was primarily due to higher sales volumes, impact of selling price increases, and the IntelliPack acquisition, partially offset by increased key raw material costs.

•	Net sales of the specialty packaging segment decreased $1.7 million, or 2.1% compared to the same quarter 2009. This decrease was primarily driven by unfavorable foreign currency translation. Excluding the unfavorable foreign currency translation, net sales for the fourth quarter 2010 increased 5.2% year-over-year driven by higher volumes from the Company’s growth initiatives and the impact of selling price increases.

•	EBITDA of the specialty packaging segment decreased $6.4 million primarily due to increased key raw material costs, higher bad debt expense, and unfavorable currency, partially offset by increased sales volumes.
A summary of Adjusted EBITDA, a significant measure required by the Company’s indentures and used by the Company to measure its operating performance and liquidity, is presented in the supplemental information at the end of this release.
New Credit Facility:
On March 23, 2011, Pregis and its subsidiaries entered into a $75 million ABL credit facility with Wells Fargo Capital Finance as Agent. The facility is subject to a borrowing base (including eligible accounts receivable and inventory) and includes a $30 million UK facility. The facility also provides for future uncommitted increases of its maximum amount, not to exceed $40 million. The facility matures on the earlier of March 22, 2016 and the date that is 90 days prior to the maturity of the existing high yield notes of Pregis Corporation (as such notes may be refinanced prior to such maturity date). The advances under the ABL credit facilities bear interest, at our option, equal to adjusted LIBOR, plus an applicable margin, or a base rate, plus an applicable margin. The applicable margin for LIBOR loans ranges from 2.5% to 3%, depending on our average quarterly excess availability. The applicable margin for the base rate loans is 100 basis points lower than the applicable margin for the LIBOR loans.
Obligations under the US facility are guaranteed by Pregis and substantially all of its US subsidiaries and are secured by a first priority security interest in substantially all of the assets (other than certain excluded property) of Pregis and its US subsidiaries and by capital stock of substantially all of Pregis’ US subsidiaries and 65% of voting stock (and 100% of the nonvoting stock) of its first-tier foreign subsidiaries. Obligations under the UK facility are guaranteed by Pregis and substantially all of its foreign and domestic subsidiaries and are secured by substantially all of the assets (other than certain excluded property) of Pregis and its foreign and domestic subsidiaries and by capital stock of substantially all of Pregis’ foreign and domestic subsidiaries. The facility contains customary representations, warranties, covenants and events of default, including monthly compliance with a “springing” fixed charge coverage ratio of 1.1 to 1.0 if the excess availability of Pregis and its subsidiaries falls below a certain level. The ABL credit facility is also subject to mandatory prepayments out of certain asset sales, insurance, and condemnation proceeds if the excess availability of Pregis and its subsidiaries falls below a certain level.
Conference Call:
The Company will conduct an investor conference call to review its 2010 fourth quarter results on Thursday, March 24, 2011 at 11:00 a.m. ET (10:00 a.m. CT). The call can be accessed through the following dial-in numbers: Domestic: 866-730-5762; International: 857-350-1586; Participant Passcode: 79108653. A replay of the conference call will be available through April 4, 2011. The replay may be accessed using the following dial-in information: Domestic: 888-286-8010; International: 617-801-6888; Passcode: 96472951.
About Pregis:
Pregis Corporation is a leading global provider of innovative protective, flexible, and foodservice packaging and hospital supply products. The specialty-packaging leader currently operates 46 facilities in 18 countries around the world. Pregis Corporation is a wholly owned subsidiary of Pregis Holding II Corporation. For more information about Pregis, visit the Company’s web site at www.pregis.com.
Safe Harbor Statement:
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by the Company’s use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control. For a discussion of key risk factors, please see the risk factors disclosed in the Company’s annual report, which is available on its website, www.pregis.com. These risks may cause actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risk and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no duty to update its forward-looking statements.

Pregis Holding II Corporation
Consolidated Balance Sheets
Unaudited
(dollars in thousands, except shares and per share data)

	December 31,
	2010	2009
Assets
Current assets
Cash and cash equivalents	$47,845	$80,435
Accounts receivable
Trade, net of allowances of $7,513 and $6,015 respectively	118,836	120,812
Other	18,573	12,035
Inventories, net	88,975	81,024
Deferred income taxes	3,699	5,079
Due from Pactiv	1,161	1,169
Prepayments and other current assets	9,131	7,929

Total current assets	288,220	308,483
Property, plant and equipment, net	198,260	226,882
Other assets
Goodwill	139,795	126,250
Intangible assets, net	53,642	38,054
Deferred financing costs, net	4,816	8,092
Due from Pactiv, long-term	8,168	8,429
Pension and related assets	11,848	13,953
Restricted Cash	3,501	—
Other	448	404

Total other assets	222,218	195,182

Total assets	$708,698	$730,547

Liabilities and stockholder’s equity
Current liabilities
Current portion of long-term debt	$46,363	$300
Accounts payable	101,266	78,708
Accrued income taxes	2,971	5,236
Accrued payroll and benefits	14,626	14,242
Accrued interest	7,654	7,722
Other	20,903	18,311

Total current liabilities	193,783	124,219

Long-term debt	442,908	502,534
Deferred income taxes	16,029	19,721
Long-term income tax liabilities	5,732	5,463
Pension and related liabilities	4,149	4,451
Other	19,566	15,367
Stockholder’s equity:
Common stock — $0.01 par value; 1,000 shares authorized, 14,900.35 shares issued and outstanding at December 31, 2010 and 2009	—	—
Additional paid-in capital	155,055	151,963
Accumulated deficit	(119,400)	(82,328)
Accumulated other comprehensive loss	(9,124)	(10,843)

Total stockholder’s equity	26,531	58,792

Total liabilities and stockholder’s equity	$708,698	$730,547

Pregis Holding II Corporation
Consolidated Statements of Operations
Unaudited
(dollars in thousands)

	Three Months Ended December 31,		Year ended December 31,
	2010	2009	2010	2009

Net Sales	$221,688	$212,630	$873,206	$801,224

Operating costs and expenses:
Cost of sales, excluding depreciation and amortization	174,359	165,371	684,498	609,515
Selling, general and administrative	33,900	33,989	130,057	117,048
Depreciation and amortization	12,149	9,400	46,454	44,783
Goodwill impairment	—	—	—	—
Other operating expense, net	3,923	1,378	9,442	14,980

Total operating costs and expenses	224,331	210,138	870,451	786,326

Operating income (loss)	(2,643)	2,492	2,755	14,898
Interest expense	12,872	14,532	48,364	42,604
Interest income	(82)	(218)	(254)	(394)
Foreign exchange loss (gain), net	260	(486)	642	(6,303)

Loss before income taxes	(15,693)	(11,336)	(45,997)	(21,009)
Income tax benefit	(2,328)	(4,012)	(8,925)	(2,999)

Net loss	$(13,365)	$(7,324)	$(37,072)	$(18,010)

Pregis Holding II Corporation Consolidated
Statement of Cash Flow
(dollars in thousands)

	Year ended December 31,
	2010	2009
Operating activities
Net loss	$(37,072)	$(18,010)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	46,454	44,783
Deferred income taxes	(10,013)	(1,060)
Unrealized foreign exchange loss (gain)	1,008	(6,126)
Amortization of deferred financing costs	3,472	5,247
Amortization of debt discount	2,945	861
Loss (gain) on disposal of property, plant and equipment	1,601	(270)
Stock compensation expense	3,092	1,353
Defined benefit pension plan expense (income)	279	(1,189)
Trademark impairment	—	194
Changes in operating assets and liabilities:
Accounts and other receivables, net	(8,062)	7,283
Due from Pactiv	(135)	5,195
Inventories, net	(10,230)	9,153
Prepayments and other current assets	(1,233)	17
Accounts payable	24,430	(2,944)
Accrued taxes	(1,532)	(7,876)
Accrued interest	(132)	1,043
Other current liabilities	(426)	(1,829)
Pension and other	(1,705)	(10,208)

Cash provided by operating activities	12,741	25,617

Investing activities
Capital expenditures	(31,033)	(25,045)
Proceeds from sale of assets	1,517	1,766
Proceeds from sale and leaseback of property, net of costs	17,875	9,850
Acquisition of business, net of cash acquired	(32,105)	—
Change in restricted cash	(3,501)	—

Cash used in investing activities	(47,247)	(13,429)

Financing activities
Proceeds from note issuance, net of discount	—	172,173
Proceeds from revolving credit facility	500	42,000
Repayment of term B1 & B2 notes	—	(176,991)
Deferred financing costs	—	(6,466)
Repayment of debt	—	(4,312)
Proceeds from foreign lines of credit	3,719	—
Other, net	(153)	(269)

Cash provided (used in) financing activities	4,066	26,135
Effect of exchange rate changes on cash and cash equivalents	(2,150)	933

Increase (decrease) in cash and cash equivalents	(32,590)	39,256
Cash and cash equivalents, beginning of period	80,435	41,179

Cash and cash equivalents, end of period	$47,845	$80,435

Pregis Holding II Corporation
Supplemental Information
(Unaudited)
Calculation of Adjusted EBITDA (“Consolidated Cash Flow”)

(unaudited)	Three Months Ended December 31,
(dollars in thousands)	2010	2009

Net loss of Pregis Holding II Corporation	$(13,365)	$(7,324)
Interest expense, net of interest income	12,790	14,314
Income tax benefit	(2,328)	(4,012)
Depreciation and amortization	12,149	9,400

EBITDA	9,246	12,378

Other non-cash charges (income):
Unrealized foreign currency transaction losses (gains), net	316	(573)
Non-cash stock based compensation expense	1,703	292
Non-cash asset impairment charge	—	194
Net unusual or nonrecurring gains or losses:
Restructuring, severance and related expenses	4,429	1,023
Other unusual or nonrecurring gains or losses	2,730	4,126
Other adjustments:
Amounts paid pursuant to management agreement with Sponsor	444	481

Adjusted EBITDA (“Consolidated Cash Flow”)	$18,868	$17,921

Note to above:
EBITDA is defined as net income before interest expense, interest income, income tax expense, depreciation and amortization. Adjusted EBITDA, referred to as Consolidated Cash Flow within the context of the Company’s indentures, is presented herein because it is a material element of the fixed charge coverage ratio and secured indebtedness leverage ratio included in the Company’s indentures and is a significant operating measure used by the Company to measure its operating performance and liquidity.

Pregis Holding II Corporation
Supplemental Information
(Unaudited)
Calculation of Adjusted EBITDA (“Consolidated Cash Flow”)

(unaudited)	Twelve Months Ended December 31,
(dollars in thousands)	2010	2009

Net loss of Pregis Holding II Corporation	$(37,072)	$(18,010)
Interest expense, net of interest income	48,110	42,210
Income tax benefit	(8,925)	(2,999)
Depreciation and amortization	46,454	44,783

EBITDA	48,567	65,984

Other non-cash charges (income):
Unrealized foreign currency transaction losses (gains), net	$1,008	(6,125)
Non-cash stock based compensation expense	3,092	1,363
Non-cash asset impairment charge	—	(59)
Loss on sale leaseback transaction	1,837	—
Net unusual or nonrecurring gains or losses:
Restructuring, severance and related expenses	9,157	16,138
Other unusual or nonrecurring gains or losses	10,022	6,013
Other adjustments:
Amounts paid pursuant to management agreement with Sponsor	2,471	2,045
Pro forma adjusted EBITDA of acquired business	531	—

Adjusted EBITDA (“Consolidated Cash Flow”)	$76,685	$85,359

Note to above:
EBITDA is defined as net income before interest expense, interest income, income tax expense, depreciation and amortization. Adjusted EBITDA, referred to as Consolidated Cash Flow within the context of the Company’s indentures, is presented herein because it is a material element of the fixed charge coverage ratio and secured indebtedness leverage ratio included in the Company’s indentures and is a significant operating measure used by the Company to measure its operating performance and liquidity.

Pregis Holding II Corporation
Fourth Quarter 2010
Supplemental Information
(Unaudited)
(Amounts and percentage changes are approximations due to rounding.)
Gross Margin Calculations

	Three Months Ended December 31,			Year Ended December 31,
(dollars in thousands)	2010	2009	Change	2010	2009	Change

Net sales	$221,688	$212,630	$9,058	$873,206	$801,224	$71,982
Cost of sales, excluding depreciation and amortization	(174,359)	(165,371)	(8,988)	(684,498)	(609,515)	(74,983)

Gross margin	$47,329	$47,259	$70	$188,708	$191,709	$(3,001)

Gross margin, as a percent of net sales	21.3%	22.2%	(0.9)%	21.6%	23.9%	(2.3)%

Net Sales by Segment

					Change Attributable to the
					Following Factors
	Three months ended December 31,				Price /						Currency
	2010	2009	$ Change	% Change	Mix		Volume		Acquisitions		Translation
	(dollars in thousands)
Segment:
Protective Packaging	$144,758	$134,037	$10,721	8.0%	$5,166	3.9%	$5,749	4.3%	$4,993	3.7%	$(5,187)	(3.9)%
Specialty Packaging	76,930	78,593	(1,663)	(2.1)%	1,572	2.0%	2,578	3.2%	—	0.0%	(5,813)	(7.3)%

Total	$221,688	$212,630	$9,058	4.3%	$6,738	3.2%	$8,327	3.9%	$4,993	2.4%	$(11,000)	(5.2)%

					Change Attributable to the
					Following Factors
	Year ended December 31,				Price /						Currency
	2010	2009	$ Change	% Change	Mix		Volume		Acquisitions		Translation
	(dollars in thousands)
Segment:
Protective Packaging	$559,683	$497,144	$62,539	12.6%	$2,055	0.4%	$53,522	10.8%	$17,562	3.5%	$(10,600)	(2.1)%
Specialty Packaging	313,523	304,080	9,443	3.1%	2,808	0.9%	20,208	6.6%	—	0.0%	(13,573)	(4.5)%

Total	$873,206	$801,224	$71,982	9.0%	$4,863	0.6%	$73,730	9.2%	$17,562	2.2%	$(24,173)	(3.0)%

Pregis Holding II Corporation
Supplemental Information
(Unaudited)
(Amounts and percentage changes are approximations due to rounding.)
EBITDA by Segment

	Three Months Ended December 31,
	2010	2009	$ Change	% Change
	(dollars in thousands)

Segment:
Protective Packaging	$14,497	$10,360	$4,137	39.9%
Specialty Packaging	4,157	10,547	(6,390)	(60.6)%

Total segment EBITDA	$18,654	$20,907	$(2,253)	(10.8)%

	Year Ended December 31,
	2010	2009	$ Change	% Change
	(dollars in thousands)

Segment:
Protective Packaging	$47,824	$52,561	$(4,737)	(9.0)%
Specialty Packaging	31,232	41,339	(10,107)	(24.4)%

Total segment EBITDA	$79,056	$93,900	$(14,844)	(15.8)%